425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com
December 26, 2007
InSight Health Services Corp.
26250 Enterprise Court
Suite 100
Lake Forest, California 92630

Re:	InSight Health Services Corp. Registration Statement on Form S-4 Registration No. 333-146397
Ladies and Gentlemen:
     We are acting as counsel to InSight Health Services Corp., a Delaware corporation (the “Company”) and the parties identified on Schedule A hereto (the “Guarantors”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $12,500,000 of the Company’s Senior Secured Floating Rate Notes due 2011 (the “Exchange Notes”) to be offered in exchange for its outstanding Senior Secured Floating Rate Notes due 2011 (the “Original Notes”) that were issued on July 9, 2007 under the Indenture, dated as of September 22, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) on the date hereof.
     In connection herewith, we have examined the (i) Registration Statement, (ii) Indenture, (iii) Original Notes, (iv) Exchange Notes (and the related Guarantees of the Guarantors (the “Guarantees”)) (the Indenture, the Exchange Notes and the Guarantees are collectively referred to herein as the “Documents”) and (v) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:
     1.      When the Registration Statement has been declared effective and the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, the Exchange Notes will constitute valid and binding

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InSight Health Services Corp.	2	December 26, 2007
obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
     2.      When the Registration Statement has been declared effective and the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, each Guarantee of the Exchange Notes by a Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
     The foregoing opinions are limited to the laws of the State of New York and we do not express any opinion on the law of any other jurisdiction.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/  KAYE SCHOLER LLP

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InSight Health Services Corp.	3	December 26, 2007
Schedule A
InSight Health Services Holdings Corp.
InSight Health Corp.
Signal Medical Services, Inc.
Open MRI, Inc.
Maxum Health Corp.
Maxum Health Services Corp.
MRI Associates, L.P.
Maxum Health Services of North Texas, Inc.
Maxum Health Services of Dallas, Inc.
NDDC, Inc.
Wilkes-Barre Imaging, L.L.C
Orange County Regional PET Center — Irvine, LLC
San Fernando Valley Regional PET Center, LLC
Valencia MRI, LLC
Parkway Imaging Center, LLC
Comprehensive Medical Imaging, Inc.
Comprehensive Medical Imaging Centers, Inc.
TME Arizona, Inc.
Comprehensive Medical Imaging — Fairfax, Inc.
Comprehensive OPEN MRI — Carmichael/ Folsom, LLC
Syncor Diagnostics Sacramento, LLC
Syncor Diagnostics Bakersfield, LLC
Phoenix Regional PET Center — Thunderbird, LLC
Mesa MRI
Mountain View MRI
Los Gatos Imaging Center
Woodbridge MRI
Jefferson MRI — Bala
Jefferson MRI

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